UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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BlackRock Income Trust, Inc.

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BlackRock Income Trust, Inc. (the “Fund”) has filed with the Securities and Exchange Commission and disseminated to its stockholders a proxy statement and accompanying proxy card to be used to solicit votes in connection with the Fund’s Annual Meeting of Stockholders scheduled to be held on July 30, 2018.

On June 29, 2018, representatives of BlackRock Advisors, LLC and the Fund provided the attached Fund commentary (Exhibit A) and presentation (Exhibit B) to representatives of Institutional Shareholder Services, Inc.

Exhibit A

Accessing high quality income MAR 2018 in the closed-end fund market BlackRock Income Trust, Inc. (BKT)
BlackRock launched BlackRock Income Trust, Inc. (the noted by the Trust’s strong performance in 2008 during “Trust”), in 1988, which was BlackRock’s first retail fund. the credit crisis relative to its benchmark. The Trust is a U.S. registered closed-end fund seeking to How does the Trust compare to the manage a portfolio of high-quality securities to achieve Citigroup Mortgage Index? both preservation of capital and high monthly income by While the Trust utilizes out of benchmark allocations to investing primarily in mortgage-backed securities (“MBS”). agency MBS Collateralized Mortgage Obligations As of February 28, 2018, the Trust invested approximately (“CMOs”) and derivatives to generate income, the 99% of its portfolio in AAA-rated bonds, securities issued underlying collateral for these positions are 30yr and or guaranteed by the U.S. government or one of its 15yr agency MBS pools, consistent with what’s found agencies or instrumentalities, and cash and cash in the Trust’s benchmark, the Citigroup Mortgage Index. equivalents. The Trust is unique in that it is one of the few By identifying collateral characteristics that we believe closed-end funds that offer a high-quality mandate and is will prepay and at more advantageous rates vs. pools the only mortgage closed-end fund that invests primarily within the index and adding structure, the Trust seeks to in high-quality agency MBS. The Trust has generated outperform the Citigroup Mortgage Index without taking strong returns over most periods as compared to the additional credit risk. In our opinion, the consistency Trust’s benchmark index (Citigroup Mortgage Index) and of collateral and credit risk make the Citigroup Mortgage has provided monthly income over a full market cycle. Index an appropriate benchmark of comparison for the We believe BlackRock’s high-quality bias and risk- performance of the Trust. Below are the sector allocations controlled approach to investing the Trust’s portfolio has for the Trust and the Citigroup Mortgage Index. helped cushion downside risk during volatile markets, as
BKT versus benchmark performance 1 year 3 year 5 year 10 year 2008 Trust at Net Asset Value (“NAV”)1 0.55% 1.75% 2.45% 5.12% 9.78% Citigroup Mortgage Index2 0.11% 1.01% 1.66% 3.47% 8.49% Returns are annualized. Past performance is not indicative of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares may be worth more or less than the original cost. Current performance may be lower or higher than the performance quoted, and numbers may reflect small variances due to rounding. Returns are shown net of advisory fees paid by the fund and net of the fund’s operating fees and expenses. Investors who purchase shares of the fund through an investment adviser or other financial professional may separately pay a fee to that service provider. You cannot invest directly in an unmanaged index. BKT versus benchmark holdings BKT Citigroup mortgage index % managed assets % index â– 1.5% US governments â– 0.0% US governments â– -0.1% Hedges â– 0.0% Hedges â–36.4% 30 yr MBS â– 88.2% 30 yr MBS â– 0.3% 15 yr MBS â– 11.8% 15 yr MBS â– 53.8% Agency CMOs â– 0.0% Agency CMOs â– 6.3% Mtg derivatives â– 0.0% Mtg derivatives â– 0.5% Non-agency RMBS â– 0.0% Non-agency RMBS â– 1.1% CMBS and SBAs â– 0.0% CMBS and SBAs â– 0.1% ABS â– 0.0% ABS Source: BlackRock as of 2/28/2018. 1 Source: BlackRock as of 2/28/18. All returns reflect reinvestment of dividends and/or distributions at actual reinvestment prices. Performance results reflect the Trust’s use of leverage. 2 This unmanaged index includes all outstanding government sponsored fixed rate mortgage-backed securities, weighted in proportion to their current market capitalization. WA0318U-443189-1447439

What are agency mortgage then presents this pool of mortgages to a backed securities? government-sponsored agency designed to issue MBS are bonds representing an ownership interest in and guarantee MBS. These agencies may include the a pool of residential mortgage loans. Residential Government National Mortgage Association homeowners make mortgage payments which are (“GNMA” or “Ginnie Mae”), the Federal National ultimately pooled each month. These pooled Mortgage Association (“FNMA” or “Fannie Mae”) or payments are then “passed through” to MBS holders the Federal Home Loan Mortgage Corporation in the form of principal and interest cash flows. To (“FHLMC” or “Freddie Mac”). The agency issuing the create a MBS, a lending bank first pools together a MBS guarantees the timely payment of principal and group of mortgage loans that it has issued. The bank interest to MBS investors.
How does BlackRock manage the Trust? • Dedicated agency mortgage team: A team that
In managing the Trust within BlackRock’s Mortgage includes portfolio management, research, sector Platform, BlackRock seeks to generate consistent specialists, and process engineers helps to facilitate income through active high-quality security selection in complete coverage across all sectors of the agency agency MBS. By focusing on agency MBS, BlackRock is MBS market. able to generate high-quality and consistent income on • Robust data and infrastructure: Proprietary mortgage assets that are not exposed to credit, or default risk. market models and desk designed analytical tools The portfolio management team uses agency MBS help to support a disciplined investment process. CMOs and derivatives to seek income from targeted
• Customized mortgage risk management views on loan prepayments or opportunities in the framework: Partnerships with BlackRock’s Financial structure of the security. The portfolio management Modeling Group and Risk and Quantitative Analysis team also used agency MBS pass-through securities to Group help to ensure that risk and performance are express broader macro themes in the Trust’s portfolio. monitored at both the security and portfolio levels. Under this strategy, the Trust remains invested in higher-quality, liquid assets, which BlackRock believes has Providing access to income from high-helped to reduce the overall risk profile without sacrificing quality securities longer-term performance. The Trust’s focus on agency The Trust is one of the few closed-end funds that offer a MBS also provides investors with a valuable diversification high-quality mandate. As of February 28, 2018, the Trust benefit in their overall portfolio of investments as the risks is one of five closed-end funds, out of a universe of 518 embedded in agency MBS (loan prepayment and interest exchange-listed closed-end funds, with an allocation of rate risk) is distinct from the risks embedded in all other at least 75% to AAA-rated bonds, securities issued or credit securities (liquidity and default risk). guaranteed by the U.S. government or one of its agencies or instrumentalities, and cash and cash The Trust is managed by Matt Kraeger and Ron Sion, equivalents. In addition, the Trust is the only mortgage members of BlackRock’s Agency Mortgage Team. closed-end fund that invests primarily in high-quality The team leverages the resources of BlackRock’s agency MBS. Other mortgage closed-end funds allocate $138Bn3 Mortgage Platform. We believe that the key a significant percentage of their portfolios to non-agency differentiators of BlackRock’s Mortgage Platform include: residential MBS that have no credit guarantee other than
• Clear investment philosophy and disciplined the quality of the loans underlying them, and any other investment process: A deep and independent structural credit protection provided by the terms of the fundamental research process is combined with a bond. Non-Agency residential MBS are subject to default behavioral finance approach to seek to identify shifts losses, interest rate risk, prepayments, and credit risk and trends in market pricing. among other risks typical to mortgage securities. In contrast, approximately 99% of the Trust’s portfolio consists of high-quality, AAA-rated, agency mortgages.
3 As of 12/31/17. Includes agency MBS and securitized across global fixed income.
2 BLACKROCK INCOME TRUST, INC. (BKT) COMMENTARY
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BlackRock believes this type of exposure has helped cushion the portfolio’s downside during volatile markets and has generated strong absolute and relative returns over longer time periods as compared to the Trust’s benchmark, the Citigroup Mortgage Index.
BKT investment objective
The Trust’s investment objective is to manage a portfolio of high-quality securities to achieve both preservation of capital and high monthly income. The Trust’s investment policies require it to invest at least
80% of its assets in securities that are (i) issued or guaranteed by the U.S. government or one of its agencies or instrumentalities or (ii) rated at the time of investment either AAA by S&P or Aaa by Moody’s. The Trust’s investment policies also require it to invest at least 65% of its assets in mortgage-backed securities.
ortfolio management team
Matthew Kraeger, Managing Director, is lead portfolio manager for mortgage portfolios on BlackRock’s
Global Fixed Income platform. He is responsible for the Mortgage Portfolio Team. Mr. Kraeger has been a portfolio manager within the mortgage team since
2004, serving as a PM across both institutional
BKT portfolio highlights
Overview
remium/Discount                 -8.37% Distribution rate (Net asset value)                4.93% Distribution rate (Market price)                5.38% Effective duration                5.79 Years Leverage                 29.35% Management fee                 0.80%
Source: BlackRock as of 2/28/2018. Current distribution rate on closing market price is calculated by dividing the current annualized distribution per share by the closing market price. The current distribution rate may consist of income, net realized gains and/or a tax return of capital. Past performance does not guarantee future results. Performance is net of fees The distribution rate is not constant and is subject to change. Effective Duration measures the sensitivity of the price of a bond with embedded options to changes in interest rates, taking into account the likelihood of the bond being called, put and/or sunk prior to the its final maturity date. BlackRock uses a proprietary duration model which employs certain assumptions and may differ from the other fund complexes. Effective Duration is measured at the portfolio level and adjusted for leverage, hedging transactions and non-bond holdings, including derivatives. Leverage is shown as a percentage of total managed assets, which is the total assets of the Trust (including any assets attributable to borrowings) minus the sum of liabilities (other than borrowings representing financial leverage). Management Fee is expressed as a percentage of the Trust’s net assets.
Credit quality allocation
accounts and retail funds.
Ron Sion, Managing Director, is the head of Agency
AAA rated
Cash and/or
derivatives                12.31%
86.95%
MBS and a member of Americas Fixed Income Alpha Strategies and a member of the Americas Fixed Income Executive Team. Mr. Sion joined BlackRock in 1999 as an analyst in the Portfolio Analytics Group. He moved to the Portfolio Management Group in 2002 as a member of the mortgage team.
BBB rated BB Rated and Below
Not rated
0.09%
0.41%
0.25%
0                20                 40                60                80                 100%Source: BlackRock as of 2/28/2018. The Trust itself has not been rated by an independent rating agency. Credit quality ratings on underlying securities of the fund are received from S&P, Moody’s and Fitch and converted to the equivalent S&P major rating category. This breakdown is provided by BlackRock and takes the median rating of the three agencies when all three agencies rate a security the lower of the two ratings if only two agencies rate a security and one rating if that is all that is provided. Unrated securities do not necessarily indicate low quality. Below investment-grade is represented by a rating of BB and below. Ratings and portfolio credit quality may change over time.
MARCH 2018                3
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About BlackRock
BlackRock helps investors build better financial futures. As a fiduciary to our clients, we provide the investment and technology solutions they need when planning for their most important goals. As of December 31, 2017, the firm managed approximately $6.288 trillion in assets on behalf of investors worldwide. For additional information on BlackRock, please visit www.blackrock.com | Twitter: @blackrock | Blog: www.blackrockblog.com | LinkedIn: www.linkedin.com/company/blackrock
Availability of trust updates: BlackRock will update performance and certain other fund will repeat that yield in the future. To the extent a BlackRock closed-end fund makes data for the Trust on a monthly basis on its website in the “Closed-end Funds” section of subsequent regular monthly distributions of ordinary income and/or capital gains, such www.blackrock.com as well as certain other material information as necessary from time distributions will likely be lower than such calendar year end distributions. Fund details, to time. Investors and others are advised to check the website for updated performance holdings and characteristics are as of the date noted and subject to change. information and the release of other material information about the Trust. This reference The opinions expressed are those of BlackRock as of 2/28/2018, and are subject to change at to BlackRock’s website is intended to allow investors public access to information any time due to changes in market or economic conditions. BlackRock makes no undertaking regarding the Trust and does not, and is not intended to, incorporate BlackRock’s website to change this document in response to such changes. These comments should not be in this release.
Disclosure construed as a recommendation of any individual holdings or market sectors.
Investment return, price, yields and NAV will fluctuate with changes in market conditions. At This material is provided for informational purposes only and does not constitute a the time of sale, your shares may have a market price that is above or below net asset value, solicitation in any jurisdiction in which such solicitation is unlawful or to any person to and may be worth more or less than your original investment. There is no assurance that a whom it is unlawful. Moreover, it neither constitutes an offer to enter into an investment fund will meet its investment objective. Closed-end fund shares are not deposits or agreement with the recipient of this document nor an invitation to respond to it by making obligations of, or guaranteed by, any bank and are not insured by the FDIC or any other an offer to enter into an investment agreement. This material is not intended to be relied agency. Investing involves risk, including possible loss of principal amount invested. This is upon as a forecast, research or investment advice, and is not a recommendation, offer or not a prospectus intended for use in the purchase or sale of any fund’s shares. Carefully solicitation to buy or sell any securities or to adopt any investment strategy. The information consider the Funds’ investment objectives, risk factors, and opinions contained in this material are derived from proprietary and nonproprietary and charges and expenses before investing. This and sources deemed by BlackRock to be reliable, are not necessarily all-inclusive and are not other information can be found in the Funds’ guaranteed as to accuracy. There is no guarantee that any forecasts made will come to pass. prospectuses which may be obtained by visiting the SEC Any investments named within this material may not necessarily be held in any accounts Edgar database. Read the prospectus carefully before managed by BlackRock. Reliance upon information in this material is at the sole discretion investing. Shares may only be purchased or sold through registered broker/dealers. For of the reader. more information regarding any of BlackRock’s closed-end funds, please call BlackRock at General market and credit risks: Debt instruments are subject to credit and interest rate 800-882-0052. No assurance can be given that a fund will achieve its investment objective. risks. Credit risk refers to the likelihood that an obligor will default in the payment of Some BlackRock closed-end funds may utilize leverage to seek to enhance the yield and principal or interest on an instrument. Financial strength and solvency of an obligor are the net asset value of their common stock, through bank borrowings, issuance of short-term primary factors influencing credit risk. In addition, lack or inadequacy of collateral or credit debt securities or shares of preferred stock, or a combination thereof. However, these enhancement for a debt instrument may affect its credit risk. Credit risk may change over objectives cannot be achieved in all interest rate environments. While leverage may result the life of an instrument and debt instruments that are rated by rating agencies are often in a higher yield for the fund, the use of leverage involves risk, including the potential for reviewed and may be subject to downgrade. Interest rate risk refers to the risks associated higher volatility of the NAV, fluctuations of dividends and other distributions paid by the with market changes in interest rates. Interest rate changes may affect the value of a debt fund and the market price of the fund’s common stock, among others. There is no assurance instrument indirectly (especially in the case of fixed rate obligations) or directly (especially that a fund’s leveraging strategy will be successful. While a common investment practice in the case of instrument whose rates are adjustable). In general, rising interest rates will by many closed-end fund managers, leverage cannot assure a higher yield or return to the negatively impact the price of a fixed rate debt instrument and falling interest rates will holders of the common shares. have a positive effect on price. Adjustable rate instruments also react to interest rate changes in a similar manner although generally to a lesser degree (depending, however, Some BlackRock closed-end funds make distributions of ordinary income and capital gains on the characteristics of the reset terms, including the index chosen, frequency of reset and only at calendar year end, or make additional distributions of ordinary income and capital reset caps or floors, among other factors). The risks associated with rising interest rates are gains at calendar year end in order to maintain their qualification for pass through tax heightened due to the current period of historically low interest rates and the Federal treatment as a “regulated investment company” under the Internal Revenue Code. Those Reserve has indicated that it may continue to raise the federal funds rate in the near future. distributions temporarily cause extraordinarily high yields. There is no assurance that a
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©2018 BlackRock, Inc. All Rights Reserved. BLACKROCK, BLACKROCK SOLUTIONS and iSHARES are registered and unregistered trademarks of BlackRock, Inc., or its subsidiaries in the United States and elsewhere. All other trademarks are those of their respective owners. repared by BlackRock Investments, LLC, member FINRA.
Not FDIC Insured • May Lose Value • No Bank Guarantee
180368T-0318
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Exhibit B

BlackRock Income Trust (BKT) June 2018 BlackRock

Executive Summary BlackRock Advisors, LLC (the “Advisor”) launched BlackRock Income Trust (“BKT” or the “Fund”) in 1988 and has served as the Fund’s investment advisor since the Fund’s initial public offering • The Advisor has extensive experience in managing U.S. mortgage bonds, which are a core part of BlackRock’s fixed income business with $140 billion in agency mortgage-backed securities (“MBS”) and securitized assets under management as of December 31, 2017 Since its inception nearly 30 years ago, the Fund has consistently operated true to its high-quality mandate to serve investors seeking a high credit quality investment alternative • The Fund is one of five closed-end funds, and the only mortgage closed-end fund, that invests primarily in high-quality agency MBS (99% as of February 28, 2018) • In contrast, other mortgage closed-end funds allocate a significant percentage of their portfolios to riskier, lower credit quality securities, such as non-agency residential MBS and commercial MBS The Fund has outperformed its benchmark, the FTSE Mortgage Index (the “FTSE Index”), over the six month, 1-, 3-, 5- and 10-year periods (as of February 28, 2018) • In direct contrast to the performance comparison provided by the Proponent in the Supporting Statement, which discussed performance for the fiscal years ended August 31, 2012 through August 31, 2016, the Fund outperformed the FTSE Index in 4 of the 5 fiscal years noted The Board and BlackRock believe that the Fund presents a much needed investment alternative for investors, particularly those who are concerned about potential heightened credit risk and default risk for lesser credit quality issuers in a volatile market and rising interest rate environment The Proponent’s previous shareholder proposal, which similarly sought to effectuate dramatic change to the Fund in 2017, failed to receive the support of long-term stockholders • An aggressive tender offer such as the one being proposed by the Proponent would have negative repercussions to the Fund and its shareholders We hope you will support our recommendation by recommending a vote against Proposal 2

BlackRock's Agency Mortgage Platform

Mortgage strategies are a core part of BlackRock's fixed income business with $140 billion in agency MBS and securitized assets under management across the Global Fixed Income Platform

BlackRock Income Trust (BKT) Portfolio Team*

Portfolio Managers
Ron Sion (19/19)
Matthew Kraeger (18/18)

Risk & Quantitative Analysis (RQA)
6 investment professionals

Product Strategy
3 investment professionals

Proprietary Mortgage Analytics Team
BlackRock Solutions provides real-time analytics & customized tools across Agency MBS and Securitized Assets

Portfolio Analytics Group (PAG)
Portfolio Analytics Group provides daily portfolio positioning reports as well as daily Agency MBS relative value publications

Global Trading Team
Approximately 80 traders globally that focus on executing trades across fixed income and foreign currency

Sector Specialists
Responsible for research, analysis and trade execution; identify security selection opportunities

Global Rates
11 sector specialists

Agency MBS
10 sector specialists

Securitized Assets
18 sector specialists

As of December 31, 2017
*(Years at BlackRock / Years in Industry)
Team is based in New York

BlackRock®
3

The Fund has outperformed its benchmark, the FTSE Mortgage Index, over the six month, 1-, 3-, 5- and 10-year periods (as of February 28, 2018) Annualized Total Return v. FTSE Index as of February 28, 2018 (1) 10.00% 8.00% 6.00% 4.00% 2.00% 0.00% -2.00% 6 Months 1 Year 3 Year 5 Year 10 Year 2008 Fund at Net Asset Value (“NAV”) (2) FTSE Mortgage Index (3) (1) FTSE Mortgage Index (f/k/a Citigroup Mortgage Index). Results are annualized for periods greater than one year. Past performance is not indicative of future results. You cannot invest directly in an unmanaged index. (2) Source: BlackRock as of 2/28/18. All returns reflect reinvestment of dividends and/or distributions at actual reinvestment prices. Performance shown in the Proponent’s Supporting Statement is calculated by Lipper and assumes distributions are reinvested on the ex-date at a fund’s ex-date NAV. Performance results reflect the Fund’s use of leverage. (3) This unmanaged index includes all outstanding government sponsored fixed rate mortgage-backed securities, weighted in proportion to their current market capitalization. This unmanaged index is not adjusted for leverage. 4

Annualized Total Return on Net Asset Value, as compared to the FTSE Index, for the fiscal years ended August 31, 2012 through August 31, 2016 Annualized Total Return v. FTSE Index as of Fiscal Year Ended August 31 7.00% 6.00% 5.00% 4.00% 3.00% 2.00% 1.00% 0.00% -1.00% -2.00% -3.00% 2016 2015 2014 2013 2012 Year Ended August 31, BlackRock Income Trust (1) FTSE Mortgage Index (2) Results are annualized for periods greater than one year. Past performance is not indicative of future results. You cannot invest directly in an unmanaged index. (1) Source: BlackRock as of the dates shown. All returns reflect reinvestment of dividends and/or distributions at actual reinvestment prices. Performance shown in the Proponent’s Supporting Statement is calculated by Lipper and assumes distributions are reinvested on the ex-date at a fund’s ex-date NAV. Performance results reflect the Fund’s use of leverage. (2) This unmanaged index includes all outstanding government sponsored fixed rate mortgage-backed securities, weighted in proportion to their current market capitalization. This unmanaged index is not adjusted for leverage. 5